As filed with the Securities and Exchange Commission on June 3, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Manitex International, Inc.

(Exact name of registrant as specified in its charter)

Michigan	42-1628978
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9725 Industrial Drive

Bridgeview, Illinois 60455

(708) 430-7500

(Address of Principal Executive Offices) (Zip Code)

Non-Plan Inducement Awards

(Full title of the plan)

J. Michael Coffey

Chief Executive Officer

Manitex International, Inc.

9725 Industrial Drive

Bridgeview, Illinois 60455

(708) 430-7500

(Name and address, including telephone number and area code, of agent for service)

With copies to:

Todd M. Kaye

Bryan Cave Leighton Paisner LLP

211 N. Broadway, Suite 3600

St. Louis, Missouri 63102

(314) 259-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register a total of 790,000 shares of common stock, no par value per share (“Common Stock”) of Manitex International, Inc. (the “Registrant”), pursuant to an inducement award of (i) 100,000 restricted stock units with time-based vesting, (ii) 100,000 restricted stock units that vest upon a change of control under certain circumstances, (iii) up to 490,000 restricted stock units that would vest upon the attainment of certain Common Stock price improvement milestones and (iv) 100,000 options to purchase Common Stock, which was granted by the Registrant to J. Michael Coffey on April 11, 2022, as inducement to accept employment as the Chief Executive Officer of the Registrant (the “Inducement Award”).

The Inducement Award was approved by the compensation committee of the Registrant’s board of directors as an inducement material to such employee’s acceptance of employment with the Registrant in compliance with and in reliance on Nasdaq Listing Rule 5635(c)(4). The Inducement Award was granted outside of the Registrant’s 2020 Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

As permitted by the rules of the Securities Exchange Commission (“SEC”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified by Rule 428(b) promulgated under the Securities Act. Such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2021;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March  31, 2022;

(c) The Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 22, 2022 for the Annual Meeting of Stockholders to be held on June 2, 2022; and

(d) The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A filed on January 4, 2005 under the caption “Description of Registrant’s Securities to be Registered” and any amendments or reports filed for the purpose of updating such description; and

(e) The description of the Registrant’s Preferred Share Purchase Rights contained in the Registration Statement on Form 8-A filed on October 21, 2008 and any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, excluding any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is organized under the Michigan Business Corporation Act, which generally empowers Michigan corporations to indemnify a person that is a party, or threatened to be made a party, to any civil, criminal, administrative or investigative action, suit or proceeding, whether formal or informal (other than actions by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or of another enterprise serving at such corporation’s request, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if such person acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

In a derivative action (an action brought by or in the right of the corporation), the Michigan Business Corporation Act provides that indemnification may be made for expenses, including attorneys’ fees and amounts paid in settlement, actually and reasonably incurred by the director, officer, employee or agent in connection with the action or suit only if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders; except that no indemnification is available if such person has been found liable to the corporation unless, and only to the extent that, the court in which the action or suit was brought determines upon application that the defendant director or officer is fairly and reasonably entitled to indemnity. If a director or officer is successful in defending a derivative action, the Michigan Business Corporation Act requires that a Michigan corporation indemnify such director or officer against any expenses actually and reasonably incurred in the action.

The Michigan Business Corporation Act permits Michigan corporations to eliminate or limit the personal liability of directors, except liability for (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or its shareholders; (iii) a violation of Section 551 of the Michigan Business Corporation Act, which pertains to unlawful payments of dividends, stock purchases or redemptions; and (iv) an intentional criminal act.

The Registrant has adopted provisions in its Amended and Restated Bylaws that provide for indemnification to the fullest extent permitted by applicable law. In addition, the Registrant will maintain directors and officers liability insurance coverage for our directors and officers that will provide for damages, judgments, settlements, defense costs, charges and expenses incurred by reason of any actual or alleged breach of duty, error, misstatement, misleading statement or omission done or made in their capacities as directors and/or officers of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits have been filed (except where otherwise indicated) as part of this Registration Statement:

Exhibit Number	Description

4.1	Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed on November 13, 2008).

4.2	Amended and Restated Bylaws of Veri-Tek International, Corp. (now known as Manitex International, Inc.), as amended (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K filed on March 27, 2008; File No. 001-32401).

4.3	Rights Agreement, dated as of October 17, 2008, between Manitex International, Inc. and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on October 21, 2008).

5.1	Opinion of Bowen, Radabaugh & Milton, P.C. regarding the validity of the securities offered by this Registration Statement.

10.1	Restricted Stock Unit Award Agreement between Manitex International, Inc. and J. Michael Coffey, dated May 3, 2022 (Service-Based Vesting).

10.2	Restricted Stock Unit Award Agreement between Manitex International, Inc. and J. Michael Coffey, dated May 3, 2022 (Stock Price-Based Vesting).

10.3	Restricted Stock Unit Award Agreement between Manitex International, Inc. and J. Michael Coffey, dated May 3, 2022 (Change In Control-Based Vesting).

10.4	Non-Qualified Stock Option Award Agreement between Manitex International, Inc. and J. Michael Coffey, dated May 3, 2022.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Bowen, Radabaugh & Milton, P.C. (included in Exhibit 5.1).

24	Powers of Attorney of directors and certain officers of the Registrant (included on signature page).

107	Filing Fee Table

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgeview, State of Illinois, on June 3, 2022.

MANITEX INTERNATIONAL, INC.

By:	/s/ J. Michael Coffey
J. Michael Coffey
Chief Executive Officer

Power of Attorney

Each person whose signature appears below hereby constitutes and appoints J. Michael Coffey and Joseph Doolan, and each of them (with full power to each of them to act alone), his or her true and lawful attorneys in fact and agents, with full power of substitution, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments and documents in connection therewith) to this Registration Statement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the U.S. Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 3, 2022.

SIGNATURE	CAPACITY

/s/ J. Michael Coffey	Chief Executive Officer (Principal Executive Officer)
J. Michael Coffey

/s/ Joseph Doolan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Joseph Doolan

/s/ David J. Langevin	Executive Chairman and Director
David J. Langevin

/s/ Ronald M. Clark	Director
Ronald M. Clark

/s/ Robert S. Gigliotti	Director
Robert S. Gigliotti

/s/ Frederick B. Knox	Director
Frederick B. Knox

/s/ Marvin B. Rosenberg	Director
Marvin B. Rosenberg

SIGNATURE	CAPACITY

/s/ Ingo Schiller	Director
Ingo Schiller

/s/ Stephen J. Tober	Director
Stephen J. Tober